Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SWS GROUP, INC.

HILLTOP HOLDINGS INC.

and

PERUNA LLC

Dated as of March 31, 2014

i

(Continued)

(Continued)

(Continued)

INDEX OF DEFINED TERMS

Section

Advisers Act	3.21(h)
affiliate	9.13(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.10(b)
Bank	3.2(b)
Bank Merger	1.5
Bank Merger Agreement	1.5
Bank Merger Certificates	1.5
Bankruptcy and Equity Exception	3.4(a)
Beneficially Own	3.10
Book-Entry Shares	1.4(d)
Broker-Dealer Entity	3.21(a)
Broker-Dealer Merger	6.1(d)
business day	9.13(b)
capital stock	9.13(c)
Capitalization Date	3.3(a)
Certificate	1.4(d)
Certificate of Merger	1.2
Change in Company Recommendation	6.10(b)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company 10-Ks	3.6(a)
Company 10-Q	3.6(a)

Index of Defined Terms
(Continued)

Section

Company 401(k) Plan	6.7(c)
Company Benefit Plans	3.15(a)
Company Common Stock	1.4(b)
Company Deferred Compensation Plans	1.6(b)
Company Deferred Shares	1.6(b)
Company Disclosure Schedule	Article III Preamble
Company Financial Statements	3.6(a)
Company Material Adverse Effect	3.1(a)
Company Preferred Stock	3.3(a)
Company Recommendation	6.3(a)
Company Restricted Shares	1.6(a)
Company SEC Reports	3.6(c)
Company Stock Plans	1.6(a)
Company Stockholder Approval	3.24
Company Stockholders’ Meeting	6.3(a)
Company Warrants	1.7
Confidentiality Agreement	6.2(b)
Covered Employee	6.7(a)
Credit Agreement	9.13(d)
Delaware Secretary	1.2
DGCL	1.1
Dissenting Shares	1.4(f)
DLLCA	1.1
DPC Common Shares	1.4(b)
Effective Time	1.2
Environmental Laws	3.17
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Act	3.5
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
FDIC	3.2(b)
Federal Reserve	3.4(d)
FHLMC	3.22(h)
FINRA	3.21(c)
FNMA	3.22(h)
Form S-4	3.4(d)
GAAP	3.1(a)
GNMA	3.22(h)
Governmental Entity	3.4(d)
HSR Act	3.4(d)
Indemnified Parties	6.8(a)
Intellectual Property	3.18(e)(i)
Intervening Event	6.10(e)

v

Index of Defined Terms
(Continued)

Section

Investment Company Act	3.21(f)
Investor	3.22(h)
IRS	3.15(b)
IT Assets	3.18(e)(ii)
knowledge	9.13(e)
Letter of Transmittal	2.2(a)
Letter Agreement	1.7
Licensed Intellectual Property	3.18(e)(iii)
Liens	3.2(a)
Loans	3.22(a)
Material Contracts	3.20(a)
Materially Burdensome Regulatory Condition	6.1(e)
Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Preamble
Mortgage Loans	3.22(h)
Mortgage Vendor	3.22(d)
Mortgage Vendor Agreement	3.22(d)
Nonqualified Deferred Compensation Plan	3.15(d)
Oak Hill Warrants	1.7
OCC	3.4(d)
OREO	3.7
Outside Date	8.1(b)(ii)
Owned Intellectual Property	3.18(e)(iv)
Per Share Cash Consideration	1.4(c)
Per Share Stock Consideration	1.4(c)
Permitted Liens	3.7
person	9.13(f)
Premium Cap	6.8(c)
Proxy Statement	3.4(d)
Purchaser	Preamble
Purchaser 401(k) Plan	6.7(c)
Purchaser Bank	4.2(b)
Purchaser Capitalization Date	4.3(a)
Purchaser Closing Price	2.2(f)
Purchaser Common Stock	1.4(b)
Purchaser Disclosure Schedule	Article IV Preamble
Purchaser Material Adverse Effect	4.1(a)
Purchaser Preferred Stock	4.3(a)
Purchaser SEC Reports	4.6(c)
Purchaser Stock Plans	4.3(a)
Purchaser Warrant	1.7
Qualified Plan	3.15(e)
Record Date	6.3(a)
Regulatory Agencies	3.6(b)

Index of Defined Terms
(Continued)

Section

Regulatory Agreement	3.13(c)
Regulatory Approvals	3.4(d)
Requisite Regulatory Approvals	7.1(e)
RIA Entity	3.21(a)
SEC	3.4(d)
Securities Act	3.6(c)
SOX	3.6(c)
Special Committee	8.4
Special Mention Loan	3.22(e)
Special Voting Stock	4.3(a)
SRO	3.4(d)
Submission	3.5
subsidiary	9.13(g)
Superior Proposal	6.10(d)
Surviving Company	Recitals
Take-Out Letter	3.22(h)
Takeover Law	3.4(b)
Tax	3.8(j)
Termination Fee	8.3
Third Party	6.10(c)
Third Party Acquisition	6.10(c)
Trade Secrets	3.18(e)(i)
Trust Account Common Shares	1.4(b)

AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2014 (this “Agreement”), by and among HILLTOP HOLDINGS INC., a Maryland corporation (“Purchaser”), PERUNA LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”) and SWS GROUP, INC., a Delaware corporation (“Company”).

RECITALS

A.                                    The Board of Directors of Company has (i) determined that it is in the best interests of Company and its stockholders (other than Purchaser), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the business combination transaction in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”) and (iii) resolved to recommend, subject to the terms of this Agreement, adoption of this Agreement by the stockholders of Company.

B.                                    The Board of Directors of Purchaser has (i) determined that it is in the best interests of Purchaser and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C.                                    Purchaser, as the sole member of Merger Sub, has adopted this Agreement and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement.

D.                                    The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

E.                                     The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Subject to the terms and conditions of this Agreement, in accordance with (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Company shall merge with and into Merger Sub.  Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Delaware.  As of the Effective Time, the separate corporate existence of Company shall cease.

1.2                               Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser and Company shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DLLCA in order to effect the Merger.  The Merger shall become effective as of the date and time specified in the Certificate of Merger (the “Effective Time”).

1.3                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DLLCA and DGCL.

1.4                               Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a)                                 The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the sole limited liability company interest of the Surviving Company.

(b)                                 All shares of common stock, par value $0.10 per share, of Company (the “Company Common Stock”) issued immediately prior to the Effective Time that are owned, directly or indirectly, by Company, Purchaser or Merger Sub (other than shares of Company Common Stock (1) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, which shall include any shares of Company Common Stock held in a rabbi or other trust for purposes of funding a Company Benefit Plan (any such shares, “Trust Account Common Shares”) or (2) held, directly or indirectly, by Company, Purchaser or Merger Sub in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration or cash in lieu of fractional shares of common stock, par value $0.01 per share of Purchaser (“Purchaser Common Stock”) shall be delivered in exchange therefor.

(c)                                  Subject to Section 1.4(e) and Section 1.6, each issued and outstanding share of Company Common Stock, except for shares of Company Common Stock owned by Company, Purchaser or Merger Sub (other than Trust Account Common Shares, DPC Common Shares and Dissenting Shares), shall be converted into the right to receive, without interest, (i) 0.2496 of shares of Purchaser Common Stock (the “Per Share Stock Consideration”) and (ii) an amount in cash equal to $1.94 per share of Company Common Stock (the “Per Share Cash Consideration”).  For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in clauses (i) and (ii) of the preceding sentence pursuant to the Merger with respect to each issued and outstanding share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2(f)).

(d)                                 All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.2(c).

(e)                                  If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, in each case that affects the entire class of such shares of Purchaser Common Stock, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(f)                                   Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, at which point such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL.  Company shall give Purchaser (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices.  Company shall not, without the prior written consent of Purchaser or as required by law, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

1.5                               Bank Merger.   On the Closing Date and immediately following the Effective Time, Southwest Securities, FSB, a federally chartered savings bank and a wholly-owned subsidiary of Company, will merge (the “Bank Merger”) with and into PlainsCapital Bank, a Texas banking association and an indirect wholly-owned subsidiary of Purchaser.  PlainsCapital Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name PlainsCapital Bank, and, following the Bank Merger, the separate corporate existence of Southwest Securities, FSB shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Purchaser and reasonably acceptable to Company (the “Bank Merger Agreement”).  In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Company shall cause Southwest Securities, FSB to adopt the Bank Merger Agreement, Company, as the sole shareholder of Southwest Securities, FSB, shall approve the Bank Merger Agreement, and Company shall cause the Bank Merger Agreement to be duly executed by Southwest Securities, FSB and delivered to PlainsCapital Bank and (ii) Purchaser shall cause PlainsCapital Bank to adopt the Bank Merger Agreement, Purchaser shall cause PlainsCapital Corporation, as the sole shareholder of PlainsCapital Bank, to approve the Bank Merger Agreement and Purchaser shall cause the Bank Merger Agreement to be duly executed by PlainsCapital Bank and delivered to Southwest Securities, FSB.  Company shall cause Southwest Securities, FSB, and Purchaser shall cause PlainsCapital Bank, to execute such certificates of merger and articles of combination and such other documents and certificates (in each case in form and substance reasonably satisfactory to Purchaser and Company) as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

1.6                               Restricted Shares and Deferred Shares.

(a)                                 As of the Effective Time, each restricted share of Company Common Stock granted under Company’s 2012 Restricted Stock Plan or Company’s 2003 Restricted Stock Plan (together, the “Company Stock Plans”), whether or not vested, that is outstanding immediately prior to the Effective Time (the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration determined in accordance with Section 1.4 of this Agreement, and treating such Company Restricted Shares in the same manner as all other shares of Company Common Stock for such purposes; provided, however, that, Purchaser shall be entitled to deduct and withhold any amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law; provided, further, however, that any such amounts shall be withheld first from the aggregate Per Share Cash Consideration payable in respect of such holder’s Company Restricted Shares.  Notwithstanding the foregoing and for avoidance of doubt, any Company Restricted Shares granted on or after the date of this Agreement shall not be converted into the right to receive the Merger Consideration and shall be treated in accordance with the terms set forth in Section 5.2(t) of the Company Disclosure Schedule.

(b)                                 As of the Effective Time, each notional share of Company Common Stock reflected in participant accounts (collectively, the “Company Deferred Shares”) pursuant to Company’s 2005 Deferred Compensation Plan or Company’s Amended and Restated Deferred Compensation Plan, Effective July 1, 1999 (collectively, the “Company Deferred Compensation Plans”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 0.3328 notional share of Purchaser Common Stock, and shall otherwise continue to be reflected in the same participant’s account under the same Company Deferred Compensation Plan and on the same terms and conditions (including applicable vesting and distribution requirements and deferral provisions) as applied to such Company Deferred Shares immediately prior to the Effective Time; provided that such notional shares shall become fully vested on termination of such participant’s employment without “Cause” (as defined in Section 1.6(b) of the Company Disclosure Schedule) after the Effective Time.

(c)                                  At or prior to the Effective Time, Company shall take such actions as are necessary (including obtaining any resolutions of the Board of Directors of Company or, if appropriate, any committee thereof administering the Company Stock Plans and the Company Deferred Compensation Plans) to effectuate the provisions of this Section 1.6.

1.7                               Warrants.  At and conditioned upon the occurrence of the Effective Time, the warrants issued by Company to Purchaser on July 29, 2011 (the “Purchaser Warrant” and together with the warrants issued by Company to, respectively, Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. on July 29, 2011 (the “Oak Hill Warrants”), the “Company Warrants”), if outstanding, shall be cancelled.  At and conditioned upon the occurrence of the Effective Time, and in connection with the Merger, Oak Hill shall deliver to Company the certificates evidencing the Oak Hill Warrants and the Loans, if any, and Company shall issue and deliver to Oak Hill, in exchange for the Oak Hill Warrants and the Loans held by Oak Hill, the following consideration:  (i)  the Merger Consideration that the holders of the Oak Hill Warrants would have been entitled to receive upon consummation of the Merger if the Oak Hill Warrants had been exercised immediately prior to the Effective Time (with cash paid in lieu of fractional shares of Purchaser Common Stock, calculated in the manner provided in Section 2.2(f)) and (ii) an amount equal to the Applicable Premium (as defined in the Credit Agreement) calculated as if the Loans held by Oak Hill were prepaid in full as of the Closing Date.  Concurrently with the execution of this Agreement, Oak Hill and Company entered into the agreement dated March 31, 2014 in the form provided by Company to Purchaser prior to the execution of this Agreement (the “Letter Agreement”).

1.8                               Organizational Documents of the Surviving Company.  The certificate of formation and limited liability company agreement of the Surviving Company shall be the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

1.9                               Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.10                        Effect on Purchaser Common Stock.  Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1                               Delivery of Merger Consideration.  Prior to the Effective Time, Purchaser shall (a) authorize an exchange agent, which person shall be a bank or trust company selected by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the Effective Time in form and substance reasonably acceptable to Company, to deliver an aggregate number of shares of Purchaser Common Stock and an amount in cash which together are equal to the aggregate Merger Consideration (excluding, for avoidance of doubt, the aggregate Merger Consideration in respect of Company Restricted Shares and Company Deferred Shares, which shall be paid by the Surviving Company or one of its subsidiaries promptly following the Effective Time (in the case of the Company Restricted Shares) or the time elected under the applicable Company Deferred Compensation Plan (in the case of Company Deferred Shares), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign law) and (b) deposit, or cause to be deposited with, the Exchange Agent sufficient cash required to pay the Merger Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.

2.2                               Exchange Procedures.

(a)                                 As soon as reasonably practicable after the Effective Time, but in any event within five business days thereafter, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and are reasonably acceptable to Company (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the applicable Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Article II.

(b)                                 Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Shares.  Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)                                  No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II.

Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d)                                 In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser or the Surviving Company) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Purchaser Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Purchaser or the Surviving Company, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent, Purchaser or the Surviving Company, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, or Purchaser or the Surviving Company, as the case may be.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to Purchaser Common

Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser.  In lieu of the issuance of any such fractional share, Purchaser shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the high and low sales prices of Purchaser Common Stock on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, on each of the five consecutive trading days ending on the trading day that is two trading days prior to the Closing Date by (the “Purchaser Closing Price”) (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)                                  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the one year anniversary of the Effective Time will be paid to Purchaser.  In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)                                 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement, including any cash in lieu of fractional shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Subject to Section 9.5, except as set forth in the Disclosure Schedule previously delivered by Company to Purchaser (the “Company Disclosure Schedule”) or in the Company SEC Reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1                               Organization and Authority.

(a)                                 Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.   “Company Material Adverse Effect” means any occurrence, event, development, effect, change or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole; provided, however, that any such occurrence, event, development, effect, change or condition that results from or arises out of any of the following shall not be considered when determining if a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in generally accepted accounting principles as applied in the United States (“GAAP”) or interpretations thereof, (B) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in laws, rules or regulations of general applicability to companies in any of the industries in which Company and its subsidiaries operate or the interpretation or enforcement thereof, (C) changes in global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of Company Common Stock or a failure, in and of itself, to meet earnings projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, but not including any underlying causes thereof, (F) execution and delivery of this Agreement, the public announcement of this Agreement or the Merger, the taking of any action required by this Agreement, or the identity of, or any facts or circumstances relating to any other party to this Agreement or such other party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such person or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (including any employee departures that result from the announcement or this Agreement or any of the transactions contemplated hereby) (it being understood and agreed that the foregoing paragraph (F) shall not apply to the representation and warranty set forth in Section 3.4(c)),  (G) acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (H) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”, (I) any changes in conditions generally affecting any industry in which Company or any of its subsidiaries operate or similar, (J) any litigation or legal proceedings arising from or allegations of a breach of fiduciary duty or violation of applicable law relating to this Agreement or the Merger or (K) actions or omissions taken with the prior written consent of Purchaser or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D), (G), (H) and (I), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of Company and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Company and its subsidiaries operate.

(b)                                 Company has furnished or made available to Purchaser true, correct and complete copies of Company’s certificate of incorporation and bylaws as amended through the date of this Agreement. Company is a savings and loan holding company duly registered under the Home Owners’ Loan Act, as amended and the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute.

3.2                               Company’s Subsidiaries.

(a)                                 Company has set forth in the Company Disclosure Schedule a true, complete and correct list of all of its subsidiaries as of the date of this Agreement, all shares of the outstanding capital stock of each of which are owned directly or indirectly by Company. No capital stock of any subsidiary of Company is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary of Company, and there are no contracts, commitments, understandings or arrangements by which any subsidiary of Company is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each subsidiary of Company are duly authorized and validly issued, fully paid and nonassessable and are owned directly or indirectly by Company free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”).

(b)                                 Each subsidiary of Company is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect, and has corporate or other legal entity power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.  Except in respect of its subsidiaries, Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation bank, business trust, association or other entity. Company’s sole depository institution subsidiary is Southwest Securities, FSB (the “Bank”), which is duly organized and validly existing as a federally chartered savings bank. The Bank is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein.  The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.3                               Capitalization.

(a)                                 The authorized capital stock of Company consists of 60,000,000 shares of Company Common Stock, par value $0.10 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on Friday, March 28, 2014 (the “Capitalization Date”), there were 33,312,140 shares of Company Common Stock issued, 33,068,118 shares of Company Common Stock outstanding and 17,391,304 shares of Company Common Stock reserved for issuance in respect of the Company Warrants. As of the Capitalization Date, there were no shares of Company Preferred Stock outstanding and 17,400 shares of Series A Preferred Stock reserved for issuance in respect of the Company Warrants. As of the Capitalization Date, other than the Company Warrants and other than in respect of awards outstanding under or issued pursuant to the Company Stock Plans and Company Deferred Compensation Plans, there are no outstanding warrants or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock. Other than in respect of awards outstanding as of the date hereof under or issued pursuant to the Company Stock Plans and Company Deferred Compensation Plans, since the Capitalization Date and through the date of this Agreement, Company has not (i) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock or Company Preferred Stock. Other than in respect of the issuance of the awards outstanding under or pursuant to the Company Stock Plans and Company Deferred Compensation Plans in respect of which an aggregate of no more than 244,022 shares of Company Common Stock have been reserved for issuance, and other than in respect of the Company Warrants, no shares of Company Common Stock or Company Preferred Stock have been reserved for issuance. As of the Capitalization Date, 417,137 Company Restricted Shares were outstanding and as of February 28, 2014, 316,642 Company Deferred Shares were outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)                                 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Company may vote are issued and outstanding. Except under or pursuant to the Company Warrants, Company Stock Plans and Company Deferred Compensation Plans, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Company Common Stock or Company Preferred Stock or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of Company (including any rights plan or agreement). Company has set forth in the Company Disclosure Schedule all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any subsidiary of Company since the Capitalization Date and all dividends or other distributions that have been declared, set aside, made or paid to the stockholders of Company since that date. Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, Company or any subsidiary of Company and, to the knowledge of Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, Company or any of its subsidiaries.  Except for Trust Account Common Shares and DPC Common Shares, no subsidiary of Company owns any capital stock of Company. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of all awards of Company Restricted Shares outstanding as of the Capitalization Date, specifying for each award the name of the holder and the number of shares of Company Common Stock subject to such award.

3.4                               Authorization; No Violation.

(a)                                 Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Company, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Company. This Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery of this Agreement by Purchaser and Merger Sub, is a valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law) (the “Bankruptcy and Equity Exception”). No other corporate proceedings are necessary for the execution and delivery by Company of this Agreement, the performance by Company of its obligations under this Agreement or the consummation by Company of the transactions contemplated by this Agreement except the Company Stockholder Approval and the adoption and approval of the Bank Merger Agreement by the board of directors of Southwest Securities, FSB and by the Company as its sole shareholder.

(b)                                 The Board of Directors of Company, at a meeting duly called and held in compliance with the requirements of the DGCL, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Company and its stockholders (other than Purchaser); (ii) adopted and approved this Agreement and approved the transactions contemplated hereby, including the Merger; (iii) determined to recommend that the stockholders of Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger; and (iv) taken all action required to be taken by them in order to exempt the Merger, this Agreement and the other transactions contemplated hereby, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover laws and regulations enacted under state, federal or other laws (including Section 203 of the DGCL) (any of the foregoing, a “Takeover Law”) that may purport to be applicable to the Merger, this Agreement and the other transactions contemplated hereby.

(c)                                  Neither the execution, delivery and performance by Company of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by Company with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of Company or any subsidiary of Company under any of the terms, conditions or provisions of (A) the certificate of incorporation or bylaws of Company or any subsidiary of Company (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any subsidiary of Company is a party or by which it may be bound, or to which Company or any subsidiary of Company or any of the properties or assets of Company or any subsidiary of Company may be subject, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4(d) are duly obtained, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Company or any subsidiary of Company or any of their respective properties or assets other than, in the case of subclauses (i)(B) and (ii), for such violation or violations or other matters that would not reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, impair or materially delay the ability of Company to consummate the Merger. No consents or approvals are required under applicable law to effect the assignment or continuation of each investment advisory, sub-advisory, investment management, trust or similar agreement of Company or any of its subsidiaries with any investment advisory client in connection with the transactions contemplated hereby, including with respect to any change of control of any person in connection therewith except for such agreements that are not, individually or in the aggregate, material to Company and its subsidiaries taken as a whole.

(d)                                 Except for (i) filings of required applications and notices with, and the receipt of consents, required authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), the Commodity Futures Trading Commission, the NYSE, state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (the “OCC”), the Texas Department of Banking, any other foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholders’ Meeting (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of (A) the Certificate of Merger with the Delaware Secretary and (B) the Bank Merger Certificates, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or any other person are necessary in connection with the due execution, delivery, performance, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby including the Merger and the Bank Merger, and, in each case, the satisfaction of any applicable waiting periods thereafter, except as would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Company to consummate the Merger.  As of the date of this Agreement, Company has no knowledge of any reason why any Requisite Regulatory Approvals to be obtained by it should not be granted on a timely basis.

3.5                               Company Information.  The information relating to Company and its subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement (each a “Submission”), will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Company and its subsidiaries and other portions within the reasonable control of Company and its subsidiaries will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder.  The representations and warranties contained in this Section 3.5 will not apply to statements or omissions based upon information furnished to Company by Purchaser expressly for inclusion in any Submission.

3.6                               Financial Statements and Reports.

(a)                                 The audited consolidated balance sheets of Company and its subsidiaries as of June 30, 2013, June 29, 2012 and June 24, 2011 and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the years ended June 30, 2013, June 29, 2012 and June 24, 2011, together with the notes thereto, reported on by Grant Thornton LLP and included in Company’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2013, June 29, 2012 and June 24, 2011 (the “Company 10-Ks”), as filed with the SEC, and the unaudited consolidated balance sheets of Company and its subsidiaries as of December 31, 2013 and related consolidated statements of comprehensive (loss) income and cash flows for the three months then ended, included in Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2013 (the “Company 10-Q”) and collectively with the Company 10-Ks, the “Company Financial Statements”), (1) in all material respects have been prepared from, and are in accordance with, the books and records of Company and its subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) in all material respects have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of Company and its subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of Company and its subsidiaries for the periods stated therein (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) except, in each case, as indicated in such statements or the notes thereto.  As of the date hereof, Grant Thornton LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Company and each of its subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (i) the Federal Reserve, (ii) the FDIC, (iii) the OCC, (iv) the former Office of Thrift Supervision, (v) the Texas Department of Banking and any other state banking or other state regulatory authority, (vi) the

SEC, (vii) any foreign regulatory authority and (viii) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2010, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, there are no material unresolved violations or exceptions by any Regulatory Agencies in connection therewith.

(c)                                  An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, since June 25, 2011 (the “Company SEC Reports”) is publicly available (it being understood that documents made available via the SEC’s EDGAR system shall be deemed to have been made publicly available for purposes of this representation).  No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (“SOX”). As of the date hereof, there are no material outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports.  None of Company’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

(d)                                 The records, systems, controls, data and information of Company and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or appropriate license by, Company or its subsidiaries or accountants (including all means of access thereto and therefrom), except for non-exclusive ownership and non-direct control that would not reasonably be expected to have a Company Material Adverse Effect.  Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Board of Directors of Company (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. As of the date of this Agreement, Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due. Since June 25, 2011, (i) neither Company nor any subsidiary of Company nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any subsidiary of Company, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any subsidiary of Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any subsidiary of Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any subsidiary of Company, whether or not employed by Company or any subsidiary of Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers or directors or employees who have a significant role in Company’s internal control over financial reporting to the Board of Directors of Company or any committee thereof or to any director or officer of Company.

3.7                               Properties and Leases.  Except for any (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection (“Permitted Liens”), Company and each subsidiary of Company have good and marketable title in fee simple (in the case of owned real property) free and clear of any material Liens to all the real and personal property reflected in Company’s consolidated balance sheet as of June 30, 2013 included in the Company 10-K for the period then ended, and all owned real and personal property acquired since such date, except such owned real and personal property as has been disposed of in the ordinary course of business. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all leases of real property and all other leases material to Company or any subsidiary of Company pursuant to which Company or such subsidiary of Company, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and (ii) there is not, under any such lease, any existing default by Company or such subsidiary of Company or any event which, with notice or lapse of time or both, would constitute such a default. The Company Disclosure Schedule sets forth a listing as of the date of this Agreement of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof. Other than OREO, and except for ordinary wear and tear, all of the buildings, structures, and appurtenances owned, leased, or occupied by Company or any subsidiary of Company are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein, except to the extent that failure to satisfy this representation would not reasonably be expected to have a Company Material Adverse Effect.

3.8                               Taxes.

(a)                                 Company and each subsidiary of Company have each filed all material federal, state, county, local and foreign income and other material Tax returns, including information returns, required to be filed by them and all such filed Tax returns are, true, complete and correct in all material respects, and paid all material Taxes owed by it (whether or not shown on such returns) and no material Taxes owed by it or assessments received by it are delinquent.

(b)                                 The federal income Tax returns of Company and each subsidiary of Company for the tax year ended December 31, 2008, and for all tax years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending.

(c)                                  Neither Company nor any subsidiary of Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.

(d)                                 Neither Company nor any subsidiary of Company is a party to any pending action or proceeding, nor to Company’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of a material amount of Taxes, interest, penalties, assessments or deficiencies, and no material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of Company or any subsidiary of Company which has not been settled, resolved and fully satisfied, or adequately reserved for.

(e)                                  Company and each subsidiary of Company have withheld and paid all material Taxes (determined both individually and in the aggregate) that they are required to withhold from amounts owing to employees, creditors or other third parties.

(f)                                   Neither Company nor any subsidiary of Company is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among Company and any subsidiary of Company.

(g)                                  Neither Company nor any subsidiary of Company has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither Company nor any subsidiary of Company has liability for the Taxes of any person other than Company or any subsidiary of Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(h)                                 During the last three years, neither Company nor any subsidiary of Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i)                                     Neither Company nor any subsidiary of Company has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)                                    For purposes of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

3.9                               Absence of Certain Changes.

(a)                                 Since June 30, 2013, Company and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with their past practice and from such date until the date hereof there has not been any action taken or committed to be taken by Company or any subsidiary of Company which, if taken following entry by Company into this Agreement, would have required the consent of Purchaser pursuant to Section 5.2 (a), (b), (f), (v) and (w).

(b)                                 Since June 30, 2013, there has not been a Company Material Adverse Effect.

3.10                        Related Party Transactions.  Except (i) as set forth in Section 3.10 of the Company Disclosure Schedule, (ii) for “compensation” as defined in Item 402 of the SEC’s Regulation S-K and disclosed in Company’s proxy statement on Schedule 14A filed with the SEC on October 3, 2013, (iii) for ordinary course bank deposit, trust and asset management services on arms’ length terms, (iv) for other transactions or arrangements of a type available to employees of Company or its subsidiaries generally, and (v) for transactions, agreements, arrangements or understandings between Company and one or more of its wholly-owned subsidiaries or among wholly-owned subsidiaries of Company, there are no material transactions or series of related transactions, agreements, arrangements or understandings between Company or any of its subsidiaries, on the one hand, and Company, any current or former director or executive officer of Company or any of its subsidiaries or any person other than Purchaser who Beneficially Owns 5% or more of the Shares (or, to the knowledge of Company as of the date hereof, any of such person’s immediate family members or affiliates) (other than subsidiaries of Company), on the other hand.   For purposes of this Agreement, “Beneficially Own” and correlative terms are used as defined in Rules 13d-3 and 13d-5 of the Exchange Act.

3.11                        Litigation and Other Proceedings.  Except as would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Company to consummate the Merger, there is no suit, action, investigation, claim, proceeding or review pending, or to the knowledge of Company, threatened against it or any of its subsidiaries or any of the current or former directors or executive officers of it or any of its subsidiaries.  There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon or entered into by Company, any of its subsidiaries or the assets of it or any of its subsidiaries.

3.12                        No Undisclosed Liabilities.  Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for (i) those liabilities that are reflected or reserved against on the balance sheet of the Company 10-Q for the quarterly period ended December 31, 2013 (including any notes thereto), (ii) that were incurred or arose since December 31, 2013 in the ordinary course of business consistent with past practice of Company, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Company nor any subsidiary of Company has any liabilities of any nature (absolute, accrued, contingent, known, unknown or otherwise).

3.13                        Compliance with Laws.

(a)                                 Company and each of its subsidiaries hold, and have at all times since December 31, 2010 held, all licenses, franchises, permits, memberships and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, membership or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, to the knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing that would reasonably be expected to have any such effect.  Since December 31, 2010, Company and each of its subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable law and its implementing regulations and the regulatory or supervisory guidance with respect thereto, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Credit Card Accountability, Responsibility and Disclosure Act, Servicemembers Civil Relief Act, Military Lending Act, the Federal Trade Commission Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, flood insurance, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, Sections 23A and 23B of the Federal Reserve Act, the Home Owners Loan Act and the implementing regulations of the Federal Reserve and the OCC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, all agency and other investor and mortgage company requirements relating to the origination, sale and servicing of mortgage and consumer loans and all applicable laws relating to broker-dealers, investment advisers and insurance brokers, any other regulations or guidance issued by, or requirements of, the Consumer Financial Protection Bureau, the Federal Reserve, the OCC or any other federal agency with respect to anti-money laundering or terrorist financing, unfair or deceptive acts and practices, lending, financing, leasing, payment processing, deposit or savings accounts, transactions with affiliates or other activities, assets or liabilities of Company or any of its subsidiaries, (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and neither Company nor any of its subsidiaries knows of, or has received since December 31, 2010, written notice of, any material defaults or material violations of any applicable law, and (iii) regulatory or supervisory requirements or guidance with respect to risk management and oversight by Company and its subsidiaries of relationships with third parties which provide products and services to or on behalf of Company or any of its subsidiaries.

(b)                                 Since December 31, 2010, Company and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since December 31, 2010, none of Company, any of its subsidiaries, nor to Company’s knowledge, any director, officer or employee of Company or of any of its subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)                                  Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, neither Company nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2010 has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each a “Regulatory Agreement”), nor has Company or any subsidiary of Company been advised since December 31, 2010 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.  Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, Company and each of its subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Company nor any of its subsidiaries has received any notice in writing from any Governmental Entity indicating that either Company or any of its subsidiaries is not in compliance with any such Regulatory Agreement.

(d)                                 Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, neither Company nor any of its subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Company, any agents or other persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person while knowing or having a reasonable belief that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14                        Labor.  Neither Company nor any of its subsidiaries is a party to or bound by any labor or collective bargaining agreement and, to the knowledge of Company, there are no organizational campaigns or petitions of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Company or any of its subsidiaries or compel Company or any of its subsidiaries to bargain with any such labor union, works council or labor organization. There are no material labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Company, threatened. Each of Company and its subsidiaries are in material compliance with all applicable laws relating to labor, employment or termination of employment, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and are and have not since December 31, 2010 engaged in any unfair labor practices. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no complaints, lawsuits, arbitrations or administrative proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any law described in the preceding sentence, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.15                        Company Benefit Plans.

(a)                                 Section 3.15(a) of the Company Disclosure Schedule lists all material Company Benefit Plans (as defined below).  For purposes of this Agreement,

“Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, tax gross-up retention, employment, termination, or other compensation or benefit plans, programs, arrangements, contracts or agreements to which Company or any subsidiary is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of

Company or any subsidiary or for which Company or any subsidiary would reasonably be expected to otherwise have any current or future material liability (whether or not listed in Section 3.15(a) of the Company Disclosure Schedule).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(b)                                 Company has delivered or made available (it being understood that documents available via the SEC’s EDGAR system as identified on the Exhibit index to Company’s most recently filed Form 10-K or a subsequent Company SEC Report filed prior to the date hereof shall be deemed to have been made available for purposes of this representation) to Purchaser a true and complete copy of the written document evidencing each Company Benefit Plan or a written description of the material terms thereof.  Not later than ten business days after the date hereof, Company will deliver or make available to Purchaser true, correct and complete copies of the following (as applicable):  (i)  the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the most recent plan year, (ii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iii) the most recently prepared actuarial report or financial statement, if any, relating to such Company Benefit Plan, (iv) the most recent summary plan description, if any, for such Company Benefit Plan and all modifications thereto and (v) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to such Company Benefit Plan.  No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside of the United States.

(c)                                  Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)                                 Except as would not reasonably be expected to result in material liability to Company or its subsidiaries, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-1 and (ii) since December 31, 2008, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(e)                                  For each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), the IRS has issued a favorable determination letter with respect to such Qualified Plan and the related trust that has not been revoked (nor, to Company’s knowledge, has revocation been threatened), and, to Company’s knowledge, no existing circumstances or events that have occurred would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)            None of Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (iii) a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(g)           No Company Benefit Plan provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit, including as the result of the forgiveness of indebtedness, to any employee, officer, director or other service provider of Company or any of its subsidiaries, or result in any limitation on the right of Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  The transactions contemplated by this Agreement will not require Company or any of its subsidiaries to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Company Benefit Plan provides for the gross-up or reimbursement of Tax under Section 4999 or 409A of the Code.

(i)            None of Company and its subsidiaries, nor, to the knowledge of Company, any other Person who is a fiduciary with respect to any Company Benefit Plan who Company or any of its subsidiaries has an obligation to indemnify, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Company Benefit Plans or their related trusts, that could reasonably be expected to result in a material tax or penalty to the Company and its subsidiaries, or any other Person who is a fiduciary who Company or any of its subsidiaries has an obligation to indemnify with respect to such tax or penalty.

(j)            There are no pending or, to Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as would not reasonably be expected to result in a Company Material Adverse Effect.

3.16        Risk Management; Derivatives.  Except as would not reasonably be expected to result in a Company Material Adverse Effect:

(a)           Company and its subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as Company and its subsidiaries.

(b)           All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for Company’s own account, or for the account of one or more of its subsidiaries or their customers, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, to Company’s knowledge, no party to any such derivative instrument to which Company or any of its subsidiaries is a party is in breach or violation of any provision thereof or default thereunder.  The financial position of Company and its subsidiaries on a consolidated basis under or with respect to each such derivative transaction has been reflected in the books and records of Company and its subsidiaries in accordance with GAAP consistently applied.

3.17        Environmental Liabilities.  Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect on (a) Company, Company and its subsidiaries have complied with any and all applicable federal, state or local law, regulation, order, decree, permit, authorization, common law or Governmental Entity requirement governing: (i) the protection or restoration of the environment, health and safety (to the extent relating to hazardous substance exposure) or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against Company or its subsidiaries arising under any Environmental Law and, to the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; and (d) to the knowledge of Company, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Company or any of its subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against Company or its subsidiaries under any Environmental Law.

3.18        Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a)           Each of Company and its subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Liens and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property.  The Owned Intellectual Property is subsisting and, to the knowledge of Company valid and enforceable.  To the knowledge of Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its subsidiaries as presently conducted and each of Company and its subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)           To the knowledge of Company, the operation of Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third person, and no third person has asserted in writing that Company or any of its subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights.  To the knowledge of Company, no third person is infringing, misappropriating or otherwise violating any of Company’s or any of its subsidiary’s rights in the Owned Intellectual Property.

(c)           Company and each of its subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets the value of which to Company is contingent on maintaining the confidentiality thereof that are owned, used or held by Company or any of its subsidiaries.  To the knowledge of Company, no person has gained unauthorized access to Company’s or its subsidiaries’ IT Assets.

(d)           Company’s and each of its subsidiaries’ respective IT Assets operate and perform as required by Company and each of its subsidiaries in connection with their respective businesses as presently conducted.  Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures.  Company and each of its Subsidiaries is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)           Definitions.

(i)            “Intellectual Property means any and all:  (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other similar intellectual property rights.

(ii)           “IT Assets” means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such person or such person’s subsidiaries.

(iii)          “Licensed Intellectual Property” means the Intellectual Property owned by third persons and licensed or sublicensed to Company or any of its subsidiaries.

(iv)          “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or any of its subsidiaries.

3.19        Brokers and Finders.  There is no investment banker, broker or finder retained by or authorized to act on behalf of Company, any of its subsidiaries or any of Company’s stockholders or affiliates who is entitled to any fee, commission or reimbursement of expenses from Company or any of its subsidiaries in connection with the transactions contemplated hereby, other than Sandler O’Neill & Partners, L.P.

3.20        Material Contracts.

(a)           Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of each of the following to which Company or any subsidiary of Company is a party or to which they or their assets or properties may be subject, whether written or oral:

(i)            any material agreement with any labor union;

(ii)           any contract containing covenants that limit in any material respect the ability of Company or any subsidiary of Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, Company or any subsidiary of Company may carry on its business (other than as may be required by law or applicable regulatory authorities);

(iii)          any material contract that obligates Company or any of its affiliates (or, upon consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, or that requires referrals of business or requires Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis;

(iv)          any agreement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its subsidiaries;

(v)           any material joint venture, partnership, strategic alliance or other similar contract (including any material franchising agreement, but in any event excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise) outside the ordinary course of business, which acquisition or disposition is not yet complete or where such contract contains material continuing payment obligations (including “earn out” obligations) or contains material continuing indemnity obligations of Company or any subsidiary of Company;

(vi)          any real property lease and any other lease with annual rental payments, in each case, aggregating $200,000 or more;

(vii)         any contract providing for hedging or derivative instruments, including swaps, caps, floors and option agreements, when Company knows that the annual payments on any such contract will in the absence of a change in market conditions exceed $200,000;

(viii)        any material agreement that relates to long term indebtedness or the borrowing of money with an original and remaining maturity of one year or more by Company or any of its subsidiaries, or the guarantee by Company or any of its subsidiaries of any such obligation, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, in each case that would reasonably be expected to exceed $500,000;

(ix)          any material agreement that relates to the performance of clearing or execution services to the extent Company or any of its subsidiaries has or is contractually bound to incur unsecured credit exposure arising from the performance of such clearing or execution services in excess of $200,000 to any single counterparty as of the date hereof or on any date in the future;

(x)           any agreement that limits the payment of dividends by Company or any of its subsidiaries;

(xi)          any consulting agreement or data processing, software programming or licensing contract involving the payment of more than $200,000 per annum (other than any such contracts which are terminable by Company or any of its subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

(xii)         any material agreement that relates to Company Owned Intellectual Property or Company Licensed Intellectual Property;

(xiii)        any broker’s note to which a broker employed by Company is a party;

(xiv)        that is not of the type described in clauses (i) through (xiv) above and which involved payments by, or to, Company or any of its subsidiaries in the fiscal year ended June 30, 2013, or that could reasonably be expected to involve such payments during the fiscal year ending June 30, 2014, of more than $500,000 (other than pursuant to Loans originated or purchased by Company or its subsidiaries);

(xv)         any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; or

All contracts, arrangements, commitments or understandings of the type described in this Section 3.20 shall be collectively referred to herein as the “Material Contracts.”

(b)           Each such Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, except as would not reasonably be expected to have a Company Material Adverse Effect, and subject to the Bankruptcy and Equity Exception.  Neither Company nor any subsidiary of Company, nor, to Company’s knowledge, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not and would not reasonably be expected to result in a Company Material Adverse Effect.

3.21        Broker-Dealer and Other Regulated Subsidiaries.  Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)           Each of Company and its subsidiaries and, to the knowledge of Company, each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer (each a “Broker-Dealer Entity”), investment adviser (each an “RIA Entity”) municipal securities dealer or (ii) a registered principal, registered representative, agent, salesperson or investment adviser representative with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law.  Each of Company and its subsidiaries and, to the knowledge of Company, each of their respective officers and employees are in compliance with all applicable laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of failure to be so registered, licensed or qualified, in each case, in all material respects.   Neither Company nor any of its subsidiaries has received any notice of proceedings, except for examinations conducted in the regular course of Company’s and its subsidiaries’ business, which are outstanding and unresolved relating to the revocation or modification of any such registrations, licenses or qualifications.

(b)           Each Broker-Dealer Entity (i) is subject to the provisions of Regulation T of the Federal Reserve, (ii) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and (iii) members of each such Broker-Dealer Entity regularly supervise its activities and the activities of its members, employees and independent contractors to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not, individually or in the aggregate, material either in number or amount.

(c)           Each Broker-Dealer Entity is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) or any other self-regulatory body which succeeds to the functions of FINRA.

(d)           Each of Company and its subsidiaries and, to the knowledge of Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable laws governing sales processes and practices in all material respects.

(e)           The information contained in the currently effective Forms ADV and BD as filed with the SEC by each RIA Entity and each Broker-Dealer Entity, respectively, was complete and accurate in all material respects as of the time of filing thereof.

(f)            None of Company nor any of its subsidiaries is, or provides any investment management or investment advisory or sub-advisory services to any person or entity that is registered as, an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Each of Company and its subsidiaries is, and has been since January 1, 2009, in compliance with each investment advisory contract to which it is a party.  The accounts of each investment advisory client of Company or any of its subsidiaries subject to ERISA have been managed by Company or its applicable subsidiary in compliance with the applicable requirements of ERISA.

(g)           Each RIA Entity has implemented written policies and procedures as required by applicable law and is, and since January 1, 2008 has been, in compliance in all material respects with such policies and procedures.

(h)           Except as disclosed on Forms ADV or BD filed with the SEC prior to the date of this Agreement, none of Company, any of its subsidiaries nor to the knowledge of Company any of their current directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “associated persons” within the meaning of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (i) has within the past five years been the subject of any inquiry, investigation, review or disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Forms ADV or BD; provided, that routine regulatory investigations and examinations and routine customer complaints and arbitration shall not be construed as or deemed to be any inquiry, investigation, review or disciplinary proceedings for the purpose of this sentence, except as disclosed, (ii) has within the past five years been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, or (iii) is or within the past five years has been ineligible to serve as an investment adviser under the Advisers Act, as amended, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including by reason of being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

3.22        Loan Matters.

(a)           Except as would not reasonably be expected to have a Company Material Adverse Effect, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which Company or any subsidiary of Company is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by Company or its subsidiaries and are complete and correct in all material respects.

(b)           Except as would not reasonably be expected to have a Company Material Adverse Effect, each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards and with all applicable requirements of applicable law.

(c)           Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the agreements pursuant to which Company or any of its subsidiaries has sold Loans or Loan pools or participations in Loans or Loan pools contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Company or any of its subsidiaries solely on account of a payment default by the obligor on any such Loan.

(d)           Except as would not reasonably be expected to have a Company Material Adverse Effect, each agreement between the Bank and a Mortgage Vendor (“Mortgage Vendor Agreement”) is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception.  No Mortgage Vendor is in material breach of its Mortgage Vendor Agreement.  The Bank has the right to stop funding immediately the Mortgage Vendor Agreement upon: (i) an order or directive from any depository institution regulatory authority, (ii) the justifiable suspension of Mortgage Vendor by any of its institutional end-loan Investors (hereinafter defined); (iii) a material, negative change in the Mortgage Vendor’s financial condition; (iv) the Mortgage Vendor’s failure to comply with the terms of the Mortgage Vendor Agreement; or (v) the Mortgage Vendor’s failure to comply with the underwriting, closing delivery and funding requirements of its institutional end-loan Investors.  The relevant seller has the obligation to repurchase any Mortgage Vendor Agreement should the sale of any loan or loans scheduled for purchase by the Investor fail to be consummated within a specified time, not to exceed 90 days, after the date on which an interest in the loan is purchased by the Bank. For purposes of this Agreement, “Mortgage Vendor” means a third-party that originates or purchases mortgage loans from whom the Bank purchases, or did purchase, a participation interest in such mortgage loans or whose origination or purchase of mortgage loans was financed by the Bank.

(e)         Section 3.22(e) of the Company Disclosure Schedule sets forth a list of (i) each Loan that as of March 28, 2014 had an outstanding balance and/or unfunded commitment of $500,000 or more and that as of such date (A) was contractually past due 90 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by Company, any of its subsidiaries or any Governmental Entity (each a “Special Mention Loan”), (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, and (ii) each asset of Company or any of its Subsidiaries that as of March 28, 2014 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.22(e) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Loan and the identity of the borrower thereunder as of March 28, 2014.

(f)            Except as would not reasonably be expected to have a Company Material Adverse Effect, Company’s allowance for loan losses as of March 28, 2014, is in compliance with (i) Company’s existing methodology for determining the adequacy of its allowance for loan losses and (ii) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is adequate under all of such standards.

(g)           Section 3.22(g) of the Company Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by Company or any of its subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with all applicable laws.

(h)           Except as would not reasonably be expected to have a Company Material Adverse Effect, each mortgage loan made by a Mortgage Vendor in which the Bank has purchased a participating interest or which the Bank has financed (the “Mortgage Loans”) is secured by a first or second lien on the land on which the dwelling is situated, and the Mortgage Vendor has a written agreement issued by an investor (the “Investor”) approved by the Bank to purchase the Mortgage Loan (“Take-Out Letter”).  The Mortgage Loans are conforming loans eligible for purchase under Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), or approved institutional investor criteria.  If it is determined that for any reason an act of fraud has occurred in the origination of any Mortgage Loan or if any underwriting deficiencies have occurred which have prevented a Mortgage Loan from being purchased by the Investor, the Bank has full legal and financial recourse against the Mortgage Vendor.  The delivery of all Mortgage Loan documents is at the Mortgage Vendor’s risk and the Mortgage Vendor’s responsibility, and Mortgage Vendor has agreed to indemnify the Bank and hold it harmless from all bona fide and reasonable loss, cost or expense (including reasonable attorneys’ fees) arising out of or incurred in connection therewith, except only for such loss, cost or expense, if any, that results solely from the Bank’s negligent acts or omissions.  The Bank is under no obligation to purchase, and there is no recourse against the Bank for, any Mortgage Loan sold to an Investor or any other purchaser.

(i)            Except as would not reasonably be expected to have a Company Material Adverse Effect, to Company’s knowledge, with respect to each Mortgage Loan, all applicable federal, state and local laws, rules and regulations have been complied with, including, but not limited to, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Fair Housing Act, the Truth-in-Lending Act of 1968, the Depository Institutions Deregulatory and Monetary Control Act of 1980, all as amended, and regulations issued pursuant to each of them; all usury laws and limitations; all conditions within the control of the Mortgage Vendor as to the validity of the insurance or guaranty required by the National Housing Act of 1934, as amended, and the rules and regulations thereunder, and the Servicemen’s Readjustment Act of 1944, as amended, and the rules and regulations thereunder; and all requirements of the mortgage insurance companies or other insurers have been properly satisfied, and such insurance or guaranty is valid or enforceable. To Company’s knowledge, a written appraisal of the real property securing each such Mortgage Loan has been prepared by a duly-licensed appraiser and satisfies all requirements for any applicable Department of Veterans Affairs guaranty, FHA insurance or private mortgage insurance and all requirements imposed by the Investor which issued the Take-Out Letter covering such Mortgage Loan.  To Company’s knowledge, Mortgage Loans that are secured by premises requiring flood insurance due to their location in a special flood hazard as designated by the Secretary of HUD, are and continue to be covered by special flood insurance under the National Flood Insurance Program.

(j)            Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Bank nor any of its affiliates is now, nor has it or they been since December 31, 2010, subject to any fine, sanction, settlement or other administrative agreement with respect to Mortgage Loans.

(k)           The electronic data files delivered by Company to Purchaser with respect to all outstanding Loans each as of March 28, 2014 are true, correct and complete as of their respective dates in all material respects.

(l)            Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2010, Company has not foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including

FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(m)                             Except as set forth in Section 3.22(m) of the Company Disclosure Schedule in sufficient detail, since January 1, 2012, the Bank has not acquired or disposed of any pool of Loans, other than related to its mortgage purchase business in the ordinary course of business.

3.23                        Opinion of Financial Advisor.  Sandler O’Neill & Partners, L.P. has delivered to the Board of Directors of Company its written opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations included in the opinion,  the consideration to be received by the holders of the Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

3.24                        Vote Required.  The only vote of the holders of any class or series of capital stock of Company necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Merger, is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter (the “Company Stockholder Approval”).

3.25                        Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (a) Company and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, (b) Company and its subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (c) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its subsidiaries, Company or the relevant subsidiary thereof is the sole beneficiary of such policies, and (d) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.26                        Community Reinvestment Act Compliance.  Company and each of its subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Company or any such subsidiary having its current rating lowered.

3.27                        Investment Securities.  Each of Company and its subsidiaries has good and valid title to all securities held by it in a principal capacity (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its subsidiaries and except for such defects in title or Liens that would not be material to Company and its subsidiaries as a whole, and such securities are valued on the books of Company and its subsidiaries in accordance with GAAP except as would not reasonably be expected to have a Company Material Adverse Effect.

3.28                        No Other Representations or Warranties.  Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Company, any of its subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Subject to Section 9.5, except as set forth in the Disclosure Schedule  previously delivered by Purchaser to Company (the “Purchaser Disclosure Schedule”) or in the Purchaser SEC Reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Sub hereby represent and warrant to Company as follows:

4.1                               Organization and Authority.

(a)                                 Each of Purchaser and Merger Sub is a corporation or limited liability company, respectively, duly organized, validly existing and in good standing under the laws of the State of Maryland and the State of Delaware, respectively, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where failure to be so qualified or in good standing would not reasonably be expected to result in a Purchaser Material Adverse Effect.  “Purchaser Material Adverse Effect” means, with respect to Purchaser, any occurrence, event, development, effect, change or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Purchaser and its subsidiaries, taken as a whole; provided, however, that any such occurrence, event, development, effect, change or condition that results from or arises out of any of the following shall not be considered when determining a Purchaser Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in GAAP or interpretations thereof, (B) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in laws, rules or regulations of general applicability to companies in any of the industries in which Purchaser and its subsidiaries operate or the interpretation or enforcement thereof, (C) changes in global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of Purchaser Common Stock or a failure, in and of itself, to meet earnings projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, but not including any underlying causes thereof, (F) execution and delivery of this Agreement, the public announcement of this Agreement or the Merger, the taking of any action required by this Agreement, or the identity of, or any facts or circumstances relating to any other party to this Agreement or such other party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such person or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (including any employee departures that result from the announcement or this Agreement or any of the transactions contemplated hereby) (it being understood and agreed that the foregoing paragraph (F) shall not apply to the representation and warranty set forth in 4.4(b)),  (G) acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (H) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”, (I) any changes in conditions generally affecting any industry in which Purchaser or any of its subsidiaries operate or similar, (J) any litigation or legal proceedings arising from or allegations of a breach of fiduciary duty or violation of applicable law relating to this Agreement or the Merger or (K) actions or omissions taken with the prior written consent of Company or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D), (G), (H) and (I), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of Purchaser and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Purchaser and its subsidiaries operate.

(b)                                 Purchaser has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Purchaser has furnished or made available to Company true, correct and complete copies of its certificate of incorporation and by-laws and of Merger Sub’s certificate of formation and limited liability company agreement as amended through the date of this Agreement.

4.2                               Purchaser’s Subsidiaries.

(a)                                 Purchaser has set forth in the Purchaser Disclosure Schedule a true, complete and correct list of all of its subsidiaries as of the date of this Agreement, all shares of the outstanding capital stock of each of which are owned directly or indirectly by Purchaser. No capital stock of any subsidiary of Purchaser is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary of Purchaser, and there are no contracts, commitments, understandings or arrangements by which any subsidiary of Purchaser is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each subsidiary of Purchaser are duly authorized and validly issued, fully paid and nonassessable and are directly or indirectly owned by Purchaser free and clear of any Liens.

(b)                                 Each subsidiary of Purchaser is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Purchaser’s sole depository institution subsidiary is PlainsCapital Bank (the “Purchaser Bank”), which is duly organized and validly existing as a Texas banking association. The Purchaser Bank is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein.  The deposit accounts of the Purchaser Bank are insured by the  FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.3                               Capitalization.

(a)                                 The authorized capital stock of Purchaser consists of (i) 100,000,000 shares of Purchaser Common Stock, of which, as of March 28, 2014, (the “Purchaser Capitalization Date”), 90,177,991 were issued and outstanding, (ii) 10,000,000 shares of special voting stock, par value $0.01 per share (“Special Voting Stock”), none of which were issued and outstanding as of the Purchaser Capitalization Date, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Purchaser Preferred Stock”), of which, as of the Purchaser Capitalization Date, 114,068 shares of Series B Preferred Stock, liquidation preference $1,000 per share, were issued and outstanding and 200,000 were classified as Series B Junior Participating Preferred Stock none of which were issued and outstanding. As of the Purchaser Capitalization Date, 600,000 shares of Purchaser Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). As of the Purchaser Capitalization Date, other than in respect of the issuance of the awards outstanding under or pursuant to the Purchaser Stock Plans, there are no outstanding warrants or other securities convertible into or exchangeable or exercisable for shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock. Other than in respect of the issuance of the awards outstanding under or pursuant to the Purchaser Stock Plans, since the Purchaser Capitalization Date and through the date of this Agreement, Purchaser has not (i) issued or authorized the issuance of any shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock, (ii) reserved for issuance any shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock.  Other than in respect of the issuance of the awards outstanding under or pursuant to the Purchaser Stock Plans in respect of which an aggregate of no more than 4,600,000 shares of Purchaser Common Stock have been reserved for issuance, no shares of Purchaser Common Stock, Special

Voting Stock or preferred stock of Purchaser have been reserved for issuance. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Purchaser may vote are issued and outstanding.  Except under or pursuant to the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Purchaser Common Stock or any other equity securities or indebtedness of Purchaser or any securities representing the right to purchase or otherwise receive any shares of capital stock or indebtedness of Purchaser (including any rights plan or agreement).

(b)                                 The shares of Purchaser Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right with no personal liability attaching to the ownership thereof.

4.4                               Authorization; No Violation.

(a)                                 Each of Purchaser and Merger Sub has the corporate or limited liability company power and authority, as applicable, to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by the requisite corporate and limited liability company action of Purchaser and Merger Sub, as applicable. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by Company, is a valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of PlainsCapital Bank and by PlainsCapital Corporation as its sole shareholder, no other corporate proceedings are necessary for the execution and delivery by Purchaser and Merger Sub of this Agreement, the performance by Purchaser and Merger Sub of their obligations under this Agreement or the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement.

(b)                                 Neither the execution, delivery and performance by Purchaser or Merger Sub of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by Purchaser and Merger Sub with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of Purchaser or any subsidiary of Purchaser under any of the material terms, conditions or provisions of (A) the certificate of incorporation or bylaws of Purchaser and its subsidiaries (or similar governing documents) or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any subsidiary of Purchaser is a party or by which it may be bound, or to which Purchaser or any subsidiary of Purchaser or any of the properties or assets of Purchaser or any subsidiary of Purchaser may be subject, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any subsidiary of Purchaser or any of their respective properties or assets other than, in the case of this subclauses (i)(B) and (ii), for such violation or violations or other matters that would not reasonably be expected to have a Purchaser Material Adverse Effect or would reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger.

(c)                                  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of (A) the Certificate of Merger with the Delaware Secretary and (B) the Bank Merger Certificates, (iv) any notices or filings under the HSR Act, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or any other person are necessary in connection with the due execution, delivery, performance, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby including the Merger and the Bank Merger except as would not reasonably be expected to have a Purchaser Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger.  As of the date of this Agreement, Purchaser has no knowledge of any reason why any Requisite Regulatory Approvals to be obtained by it should not be granted on a timely basis.

4.5                               Purchaser Information.  The information relating to Purchaser and its subsidiaries that is provided by Purchaser or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Purchaser and its subsidiaries and other portions within the reasonable control of Purchaser and its subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.6                               Financial Statements and Reports.

(a)                                 The audited consolidated balance sheets of Purchaser and its subsidiaries as of December 31, 2013, December 31, 2012 and December 31, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2013, December 31, 2012 and December 31, 2011, together with the notes thereto, reported on by PricewaterhouseCoopers LLP and included in Purchaser’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, as filed with the SEC (i) in all material respects have been prepared from, and are in accordance with, the books and records of Purchaser and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  As of the date hereof, the books and records of Purchaser and its subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  PricewaterhouseCoopers LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, Purchaser and each of its subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with all applicable Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2010, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and, as of the date hereof, there are no material unresolved violations or exceptions by any Regulatory Agencies in connection therewith.

(c)                                  An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser or any of its subsidiaries pursuant to the Securities Act or the Exchange Act, since June 25, 2011 (the “Purchaser SEC Reports”) is publicly available (it being understood that documents made available via the SEC’s EDGAR system shall be deemed to have been made publicly available for purposes of this representation).  No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX. As of the date hereof, there are no material outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser SEC Reports, except such comments or unresolved issues as would not reasonably be expected to have a Purchaser Material Adverse Effect.  None of Purchaser’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

4.7                               Taxes.

(a)                                 Purchaser and each subsidiary of Purchaser have each filed all material federal, state, county, local and foreign income and other material Tax returns, including information returns, required to be filed by them and all such filed Tax returns are, true, complete and correct in all material respects, and paid all material Taxes owed by it (whether or not shown on such returns) and no material Taxes owed by it or assessments received by it are delinquent.

(b)                                 The federal income Tax returns of Purchaser and each subsidiary of Purchaser for the tax year ended December 31, 2008, and for all tax years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending.

(c)                                  Neither Purchaser nor any subsidiary of Purchaser has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.

(d)                                 Neither Purchaser nor any subsidiary of Purchaser is a party to any pending action or proceeding, nor to Purchaser’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of a material amount of Taxes, interest, penalties, assessments or deficiencies, and no material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of Purchaser or any subsidiary of Purchaser which has not been settled, resolved and fully satisfied, or adequately reserved for.

(e)                                  Purchaser and each subsidiary of Purchaser have withheld and paid all material Taxes (determined both individually and in the aggregate) that they are required to withhold from amounts owing to employees, creditors or other third parties.

(f)                                   Neither Purchaser nor any subsidiary of Purchaser is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among Purchaser and any subsidiary of Purchaser.

(g)                                  Neither Purchaser nor any subsidiary of Purchaser has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither Purchaser nor any subsidiary of Purchaser has liability for the Taxes of any person other than Purchaser or any subsidiary of Purchaser under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(h)                                 During the last three years, neither Purchaser nor any subsidiary of Purchaser has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

4.8                               Absence of Certain Changes.

(a)                                 Since December 31, 2013, Purchaser and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with their past practice and from such date until the date hereof there has not been any action taken or committed to be taken by Purchaser or any subsidiary of Company which, if taken following entry by Purchaser into this Agreement, would have required the consent of Company pursuant to Section 5.3.

(b)                                 Since December 31, 2013, there have not been any events, changes or effects with respect to Purchaser or any of its subsidiaries that has had, or would reasonably be expected to have a Purchaser Material Adverse Effect.

4.9                               Litigation and Other Proceedings.  Except as would not reasonably be expected to have a Purchaser Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger, there is no suit, action, investigation, claim, proceeding or review pending, or to the knowledge of Purchaser, threatened against it or any of its subsidiaries or any of the current or former directors or executive officers of it or any of its subsidiaries.  There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon or entered into by Purchaser, any of its subsidiaries or the assets of it or any of its subsidiaries.

4.10                        No Undisclosed Liabilities.  Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, and except for (i) those liabilities that are reflected or reserved against on the balance sheet of the Purchaser 10-K for the year ended December 31, 2013 (including any notes thereto), (ii) that were incurred or arose since December 31, 2013 in the ordinary course of business consistent with past practice of Purchaser, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Purchaser nor any subsidiary of Purchaser has any liabilities of any nature (absolute, accrued, contingent, known, unknown or otherwise).

4.11                        Compliance with Laws.

(a)                                 Purchaser and each of its subsidiaries hold, and have at all times since December 31, 2010 held, all licenses, franchises, permits, memberships and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, membership or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing that would reasonably be expected to have such effect.  Except for such failures to comply, defaults or violations that would not reasonably be expected to have a Purchaser Material Adverse Effect, since December 31, 2010, Purchaser and each of its subsidiaries have complied with, and are not in default or violation of, (i) any applicable law and its  implementing regulations and the regulatory or supervisory guidance with respect thereto, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Credit Card Accountability, Responsibility and Disclosure Act, Servicemembers Civil Relief Act, Military Lending Act, the Federal Trade Commission Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, flood insurance, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, Sections 23A and 23B of the Federal Reserve Act, the Home Owners Loan Act and the implementing regulations of the Federal Reserve and the OCC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, all agency and other investor and mortgage company requirements relating to the origination, sale and servicing of mortgage and consumer loans and all applicable laws relating to broker-dealers, investment advisors and insurance brokers, any other regulations or guidance issued by, or requirements of, the Consumer Financial Protection Bureau, the Federal Reserve, the OCC or any other federal agency with respect to anti-money laundering or terrorist financing, unfair or deceptive acts and practices, lending, financing, leasing, payment processing, deposit or savings accounts, transactions with affiliates or other activities, assets or liabilities of Purchaser or any of its subsidiaries, (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and neither Purchaser nor any of its subsidiaries knows of, or has received since December 31, 2010, written notice of, any material defaults or material violations of any applicable law, and (iii) regulatory or supervisory requirements or guidance with respect to risk management and oversight by Purchaser and its subsidiaries of relationships with third parties which provide products and services to or on behalf of Purchaser or any of its subsidiaries.

(b)                                 Since December 31, 2010, Purchaser and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have a Purchaser Material Adverse Effect.  Since December 31, 2010, none of Purchaser, any of its subsidiaries, nor to the Purchaser’s knowledge, any director, officer or employee of Purchaser or of any of its subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and, except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)                                  Except as would not reasonably be expected to be material to Purchaser and its subsidiaries taken as a whole, neither Purchaser nor any of its subsidiaries is subject to a Regulatory Agreement, nor has Purchaser or any subsidiary of Purchaser been advised since

December 31, 2010 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.  Purchaser and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither Purchaser nor any of its subsidiaries has received any notice from any Governmental Entity indicating that either Purchaser or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(d)                                 Except as would not reasonably be expected to be material to Purchaser and its subsidiaries taken as a whole, neither Purchaser nor any of its subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Purchaser, any agents or other persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person while knowing or having a reasonable belief that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department,.

4.12                        Brokers and Finders.  There is no investment banker, broker or finder retained by or authorized to act on behalf of Purchaser, any of its subsidiaries or any of Purchaser’s stockholders or affiliates who is entitled to any fee, commission or reimbursement of expenses from Purchaser or any of its subsidiaries in connection with the transactions contemplated hereby, other than Stephens Inc.

4.13                        Risk Management; Derivatives.  Except as would not reasonably be expected to result in a Purchaser Material Adverse Effect:

(a)                                 Purchaser and its subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as Purchaser and its subsidiaries.

(b)                                 All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for Purchaser’s own account, or for the account of one or more of its subsidiaries or their customers, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Purchaser or one of its subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect.  Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, to Purchaser’s knowledge, no party to any such derivative instrument to which Purchaser or any of its subsidiaries is a party is in breach or violation of any provision thereof or default thereunder.  The financial position of Purchaser and its subsidiaries on a consolidated basis under or with respect to each such derivative transaction in all material respects has been reflected in the books and records of Purchaser and its subsidiaries in accordance with GAAP consistently applied.

4.14                        No Vote Required.  No vote is required by the holders of any class or series of Purchaser’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable law or pursuant to the rules of any national securities exchange as a result of this Agreement or the transactions contemplated hereby.

4.15                        Reorganization.  Purchaser has not taken or agreed to take any action, and has no knowledge of any facts or circumstances, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16                        Community Reinvestment Act Compliance.  Purchaser and each of its subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Purchaser has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Purchaser or any such subsidiary having its current rating lowered.

4.17                        Broker-Dealer and Other Regulated Subsidiaries.  Except as would not reasonably be expected to have a Purchaser Material Adverse Effect and except as disclosed on Forms ADV or BD filed with the SEC prior to the date of this Agreement, none of Purchaser, any of its subsidiaries nor to the knowledge of Purchaser any of their current directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “associated persons” within the meaning of the Advisers Act is or within the past five years has been ineligible to serve as an investment adviser under the Advisers Act or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

4.18                        Financing.  Purchaser has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the Merger Consideration and to pay all related fees and expenses of Parent, Merger Sub and their respective representatives pursuant to this Agreement.

4.19                        No Other Representations or Warranties.  Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Purchaser, any of its subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business Prior to the Effective Time.  Except as expressly contemplated by or permitted by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule, as required by applicable law, or with the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Company shall, and shall cause each of its subsidiaries to, (a) in all material respects conduct its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

5.2                               Company Forbearances.  Without limiting the generality of Section 5.1, except as described in Section 5.2 of the Company Disclosure Schedule, as required by applicable law or as expressly permitted or required by this Agreement, prior to the Effective Time or earlier termination of this Agreement, neither Company nor any subsidiary of Company will, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned):

(a)                                 (i) issue, sell or otherwise permit to become outstanding (including, for avoidance of doubt, reissuing any shares of Company Common Stock held in treasury as of the date hereof in respect of any Company Benefit Plan or otherwise), or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except for (x) issuances under dividend reinvestment plans and the dividend reinvestment feature applicable to the Company Deferred Shares under the Company Deferred Compensation Plans as in effect on the date hereof in the ordinary course of business consistent with past practice or (y) as required by the Company Deferred Compensation Plans as in effect on the date hereof;

(b)                                 (i) make, declare, pay or set aside for payment any dividend payable in cash, capital stock or other property on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (other than repurchases of common shares in the ordinary course of business consistent with past practice made in connection with Tax withholding upon the vesting of Company Restricted Shares or the vesting, distribution or settlement of Company Deferred Shares or forfeitures of Company Restricted Shares or Company Deferred Shares, in each case in accordance with their terms and the terms of the applicable Company Stock  Plan or Company Deferred Compensation Plan as in effect on the date hereof) any shares of its capital stock;

(c)                                  amend the material terms of, waive any material rights under, terminate (other than termination in accordance with their terms), knowingly and materially violate the terms of or enter into (i) any Material Contract or Regulatory Agreement or (ii) any contract or other binding obligation relating to the Company Common Stock or rights associated therewith or any other outstanding capital stock, in each case as would be material to Company and its subsidiaries taken as a whole;

(d)                                 sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and not material, individually or in the aggregate, to it and its subsidiaries, taken as a whole;

(e)                                  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business, in a transaction or transactions which are not material, individually or in the aggregate, to it and its subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

(f)                                   amend the certificate of incorporation or the bylaws of Company, or similar governing documents of any subsidiary of Company;

(g)                                  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(h)                                 except as required under applicable law or required under the terms of the Company Benefit Plans as in effect on the date hereof (which, for the avoidance of doubt shall not include any discretionary actions or determinations beyond any specific limits set forth herein, including Section 5.2(h) of the Company Disclosure Schedule), (i) increase the compensation, severance (except, for the avoidance of doubt, under the program described in Section 6.7(a) of the Company Disclosure Schedule) or benefits of any of the current or former directors, officers, employees or consultants of Company or its subsidiaries, other than annual increases in base salary or benefits for employees who are not executive officers of Company or its subsidiaries in the ordinary course consistent with past practice, which shall not exceed (A) in the case of increases in base salary, 3.0% in the aggregate or 6.0% for any individual (in each case, on an annualized basis) and (B) in the case of increases in benefits as set forth in Section 5.2(h)(i) of the Company Disclosure Schedule, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation except as provided on Section 5.2(h)(ii) of the Company Disclosure Schedule, (iii) become a party to, establish, amend or terminate any material Company Benefit Plan (or any arrangement that would be a material Company Benefit Plan if in effect on the date hereof), (iv) accelerate the vesting of or lapsing of restrictions with respect to any compensation, benefits, stock-based compensation, incentive compensation or the forgiveness of indebtedness of any loan, (v) fund any rabbi trust or similar arrangement or (vi) hire (other than to replace terminated employees) or terminate without cause the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) base compensation of $150,000 or more;

(i)                                     other than a temporary deviation as approved by the Chief Executive Officer of Company, permit or allow the securities inventory of taxable fixed income or municipal distribution  to exceed or deviate from the parameters set forth in, and the terms of, policies, including hedging policies, in effect as of the date hereof, except to the extent necessary for prudent risk management purposes;

(j)                                    incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business;

(k)                                 enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking, broker/dealer and operating policies, except as required by law or requested by a Regulatory Agency;

(l)                                     other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, except to the extent necessary for prudent risk management purposes or to enhance yield without increasing overall risk exposure or (ii) the manner in which the portfolio is classified or reported, except as required by law or requested by a Regulatory Agency;

(m)                             settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of it or its subsidiaries;

(n)                                 alter materially its interest rate or pricing fee or fee pricing policies with respect to stock lending and borrowing, margin loans, money market funds or Bank insured depository accounts or waive any material fees with respect thereto;

(o)                                 make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(p)                                 foreclose upon or take a deed or title to any U.S. real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35) (except where such an assessment has been conducted in the preceding twelve months) or foreclose upon or take a deed or title to any such real estate if such environmental assessment indicates the presence of hazardous materials or other materials regulated under Environmental Laws in or at such real estate due to a release to the environment of such hazardous or regulated materials which presence is likely to lead to a material liability;

(q)                                 invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, other than those carried in taxable fixed income inventory held for sale;

(r)                                    (i) except for Loans or commitments for Loans that have been approved by Company in the ordinary course of business consistent with past practice prior to the date of this Agreement make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $5,000,000, (ii) except with respect to amendments or modifications that have been approved by Company in the ordinary course of business consistent with past practice prior to the date of this Agreement, amend or modify in any material respect any existing Special Mention Loan with total credit exposure to the applicable borrower and its affiliates in excess of $3,000,000, (iii) enter into agreements relating to, or consummate purchases or sales of, whole Loans or pool Loans in excess of $2,000,000 in principal amount or purchase price or (iv) sell or otherwise dispose of any Loan or OREO that would have a loss in excess of $500,000;

(s)                                   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other material office or operations facility;

(t)                                    except (i) pursuant to arrangements or agreements in effect on the date of this Agreement which are set forth in Section 5.2(t) of the Company Disclosure Schedule, (ii) for compensation that is base salary, is required under the terms of the Company Benefit Plans as in effect on the date hereof or as contemplated by Section 5.2(h), (iii) for ordinary course bank deposit, trust and asset management services on arms’ length terms, (iv) for other transactions of a type generally available to employees of Company or its subsidiaries and (v) for transactions, agreements or undertakings between Company and one or more of its wholly-owned subsidiaries or among wholly-owned subsidiaries of Company, generally pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2;

(u)                                 make or change any material Tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(v)                                 take any action intended to or that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;

(w)                               take any action (including acquiring or proposing to acquire any business or entity) or fail to take action, cause any action to be taken, fail to take any action or cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(x)                                 agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3                               Purchaser Forbearances.  Except as described in Section 5.3 of the Purchaser Disclosure Schedule, as required by applicable law or as required by this Agreement, prior to the Effective Time or earlier termination of this Agreement, neither Purchaser nor any subsidiary of Purchaser will, without the prior written consent of Company:

(a)                                 adopt or propose to adopt any amendments to its organizational documents;

(b)                                 take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)                                  adopt or propose to adopt a plan of complete or partial liquidation or dissolution of Purchaser;

(d)                                 (i) make, declare, pay or set aside for payment any dividend payable in cash, capital stock or other property on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (other than any purchases or acquisitions at the then current market price and repurchases of common shares in the ordinary course of business consistent with past practice made in connection with Tax withholding upon the vesting, distribution, settlement or forfeiture of awards in accordance with their terms and the terms of the applicable Purchaser Stock Plan as in effect on the date hereof), any shares of its capital stock;

(e)                                  take any action intended to or that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(f)                                   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.

(a)                                 As promptly as practicable after the date of this Agreement, Purchaser and Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and any other documents required to be filed with the SEC in connection with the Merger.  Each of Purchaser and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders.  Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.  Company and its counsel shall be given a reasonable opportunity to review and comment on the Form S-4 and Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, in each case before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel.  Each of Purchaser and Company shall provide the other party and its counsel with (x) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Form S-4, as applicable, promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which a reasonable and good faith consideration shall be given).

(b)                                 The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation (including an appropriately prepared application for approval of the Merger and Bank Merger with the Federal Reserve Board and the Texas Department of Banking within 45 calendar days after the date hereof and, if applicable, a Notification and Report Form pursuant to the HSR Act), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and seek to have such applications approved as promptly as possible and in any event in time to consummate the transactions contemplated hereby on or before the Outside Date, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Company or Purchaser, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that in no event shall Purchaser be obligated pursuant to this sentence to provide or otherwise disclose to Company any confidential information regarding any of its affiliates. In exercising the foregoing rights, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Each party shall consult with the other party in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)                                  Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of Purchaser and Company agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d)                                 In furtherance and not in limitation of its obligations under Section 6.2, at the request of Purchaser Company shall, and shall cause its applicable subsidiaries to, reasonably cooperate with Purchaser and its subsidiaries to obtain such consents, approvals and authorizations from FINRA and any other applicable Governmental Entity as are necessary and advisable in order to effect the merger of First Southwest Company and Southwest Securities, Inc. (the “Broker-Dealer Merger”) promptly following, the Bank Merger; provided that, the consummation of the Broker-Dealer Merger (or the obtaining of any consents, approvals or authorizations in connection therewith) shall not in any way delay, impede or be a condition to the consummation of the Merger.

(e)                                  In furtherance and not in limitation of the foregoing (including in connection with obtaining any Requisite Regulatory Approval), each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Purchaser, Company and their respective subsidiaries; provided, however, that nothing contained in this Agreement shall require Purchaser to take or commit to take any actions specified in this Section 6.1(e) or otherwise in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Company in connection therewith, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Company and its subsidiaries, taken as a whole) on Purchaser or Company (a “Materially Burdensome Regulatory Condition”) and Company shall not be required to take, or commit to take any such actions unless such actions are conditioned on consummation of the Closing.

(f)                                   Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2                               Access to Information; Cooperation.

(a)                                 Upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, commitments, personnel and records, and, during such period, Company shall, and shall cause its subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request.  Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it, its subsidiaries, and the business of it and its subsidiaries as is relevant to Company and its stockholders in connection with the transactions contemplated by this Agreement, and Purchaser shall, and shall cause its subsidiaries to, make available to Company a copy of each report, schedule, registration statement and other document filed or received by it during the period prior to the Effective Time pursuant to the requirements of federal securities laws or federal or state banking or insurance laws that is or would become publicly available solely by passage of time (other than reports or documents that Purchaser is not permitted to disclose under applicable law).  Neither Company nor Purchaser, nor any of their subsidiaries shall be required to provide access to or to disclose information (i) to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), (ii) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (iii) personnel records that, in its good faith opinion, could subject it to risk of liability. The parties shall use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its subsidiaries.

(b)                                 All information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the parties as of March 15, 2014 (the “Confidentiality Agreement”).

(c)                                  No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3                               Stockholder Approval.

(a)                                 Subject to the provisions of Section 6.10, the Board of Directors of Company has resolved to recommend to Company’s stockholders that they adopt this Agreement and, unless this Agreement is previously terminated in accordance with its terms, will submit to its stockholders this Agreement and any other matters required to be approved by its stockholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Company shall duly take, in accordance with applicable law and the certificate of incorporation and bylaws of Company, all reasonable action necessary to set a record date for (with at least 20 business days’ prior notice to Purchaser of such record date) (the “Record Date”) and call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as reasonably practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, for the purpose of obtaining the Company Stockholder Approval. the immediately preceding sentence of 6.3  Subject to the provisions of Section 6.10, Company shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval.  Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the stockholders of Company at the

Company Stockholders’ Meeting for the purpose of obtaining the Company Stockholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in Company Recommendation in accordance with Section 6.10, then the Board of Directors of Company shall submit this Agreement to Company’s stockholders without the Company Recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto if the Board of Directors determines that to fail to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, that for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.10.  Subject to Section 6.10, in addition to the foregoing, neither Company nor the Board of Directors of Company shall recommend to its stockholders or submit to the vote of its stockholders any Third Party Acquisition other than the Merger.

(b)                                 If on the date of the Company Stockholder Meeting Purchaser reasonably determines in good faith that Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, Company shall at its election or upon written request of Purchaser adjourn the Company Stockholder Meeting until such date as shall be mutually agreed upon by Company and Purchaser, which date shall be not less than five days nor more than ten days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval.  Company shall only be required to adjourn the Company Stockholder Meeting one time pursuant to this Section 6.3(b).

6.4                               Voting of Shares.  Purchaser shall vote all shares of Company Stock owned by it on the Record Date (for avoidance of doubt, excluding any unissued shares that would be issuable pursuant to Purchaser’s exercise of all or a portion of the Purchaser Warrant) or any of its affiliates in favor of adoption of this Agreement at the Company Stockholder Meeting.

6.5                               Obligations of Merger Sub.  Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.6                               NYSE Listing.   Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.7                               Employee Matters.

(a)                                 Purchaser shall provide (or cause to be provided) to each employee who is employed by Company or any of its subsidiaries on the Closing Date (each, a “Covered Employee” and collectively, the “Covered Employees”), during the period in which such Covered

Employee is employed by Purchaser or any of its affiliates following the Closing Date, commencing on the Closing Date and ending on (i) the six-month anniversary of the Closing Date, a base salary that is not less than the base salary provided to such Covered Employee as of immediately prior to the Closing Date and (ii) December 31, 2015, (x) bonus opportunities and employee benefits that, in the aggregate, are no less favorable than the bonus opportunities and employee benefits provided to similarly situated employees of Purchaser and its subsidiaries (other than Company and its subsidiaries) and (y) severance benefits that are no less favorable than those described in Section 6.7(a) of the Company Disclosure Schedule.

(b)                                 To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Purchaser or any of its subsidiaries (other than Company or its subsidiaries), Purchaser shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its subsidiaries for purposes of eligibility, participation, vesting and, except with respect to any pension plan or retiree welfare plan, benefit accrual or levels of pay credits under such employee benefit plan of Purchaser or any of its subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (ii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Purchaser or any of its subsidiaries (other than Company and its subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Purchaser shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser or subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Purchaser or any of its subsidiaries.

(c)                                  To the extent requested by Purchaser in writing not later than 15 days prior to the Closing Date, effective as of immediately prior to, and contingent upon, the Closing Date, Company shall adopt such resolutions and/or amendments to terminate Company’s tax-qualified savings plans or any 401(k) plan of any of its subsidiaries (collectively, the “Company 401(k) Plan”), and Company shall provide Purchaser with a copy of such resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms.  If the Company 401(k) Plan is terminated pursuant to the preceding sentence (i) as soon as practicable following the Closing Date, the assets thereof shall be distributed to the participants, and (ii) Purchaser shall take any necessary action, including amendments to a tax-qualified defined contribution retirement plan sponsored by Purchaser (the “Purchaser 401(k) Plan”) to permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) to the Purchaser 401(k) Plan, in the form of cash and notes (in the case of loans), in an amount equal to the eligible rollover distribution portion distributed to such Company Employee from the Company 401(k) Plan.

(d)                                 Without limiting the generality of Section 9.11 and to the extent permitted under applicable law, the provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its subsidiaries (including, after the Closing Date, Company and its subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee or other service provider, any right to employment or continued employment or continued service with Purchaser or any of its subsidiaries (including, following the Closing Date, Company and its subsidiaries), or constitute or create an employment or other agreement with any employee or other service provider.

6.8                               Indemnification; Directors’ and Officers’ Insurance

(a)                                 From and after the Effective Time, Purchaser shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable law (including to the fullest extent authorized or permitted by any amendments to applicable law adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by applicable law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such person is not entitled to indemnification) each present and former director and officer of Company or any of its subsidiaries (collectively the “Indemnified Parties”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time in their capacities as officers and directors of Company or any of its subsidiaries, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.

(b)                                 Following the Effective Time, the Surviving Company shall, and Purchaser shall cause the Surviving Company to, adopt and maintain in effect the provisions in its organizational documents to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the certificate of incorporation and bylaws of Company in effect on the date of this Agreement, to the fullest extent permitted from time to time under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder, it being understood that nothing in this sentence shall require any amendment to organizational documents of the Surviving Company so long as the Surviving Corporation complies with its obligations hereunder.

(c)                                  Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will purchase and provide director’s and officer’s liability insurance and fiduciary liability insurance from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to such director’s and officer’s insurance that serves to reimburse the present and former officers and directors of Company or any of its subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less favorable to the Indemnified Party as that coverage currently provided by Company; provided, that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 300% of the annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.  At the option of Company or if requested by Purchaser, prior to the Effective Time and in lieu of the foregoing, Company may (and Company shall, if requested by Purchaser and if such policy is available), purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the aggregate Premium Cap for the 6-year period) and fully pay for such policy prior to the Effective Time, in which event Purchaser’s obligations under this Section 6.8 shall be fully satisfied.

(d)                                 Any Indemnified Party wishing to claim indemnification under Section 6.8(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided, that failure to so notify will not affect the obligations of Purchaser under Section 6.8(a) unless and to the extent that Purchaser is materially and adversely prejudiced as a consequence.

(e)                                  If Purchaser, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.8.

(f)                                   The rights of each Indemnified Party under this Section 6.8 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of Company or any of its subsidiaries, or under applicable law or under any agreement of any Indemnified Party with Company or any of its subsidiaries (and Purchaser shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by Company or any of its subsidiaries).  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.  The obligations of Purchaser under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification.  It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8.  If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Purchaser and/or the Surviving Company, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Purchaser or the Surviving Company shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Purchaser and/or the Surviving Company.

(g)                                  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its respective subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9                               Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Purchaser and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock, or any acquisition of shares of Purchaser Common Stock (including derivative securities with respect to shares of Purchaser Common Stock) in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10                        No Solicitation.

(a)                                 Company shall not, and shall cause its subsidiaries not to, and shall use its reasonable best efforts to cause its or their respective officers, directors, employees, its representatives or agents not to, and shall not resolve or propose to, directly or indirectly, (i) knowingly encourage, solicit, participate in, knowingly facilitate or initiate discussions, negotiations, inquiries, proposals or offers (including, without limitation, any proposal or offer to its stockholders) with or from or provide any non-public information to any person or group (other than Purchaser and Merger Sub or any designees of Purchaser and Merger Sub) concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition or (ii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Purchaser and Merger Sub; provided, however, that, prior to the Company Stockholder Approval, if Company receives a bona fide unsolicited written proposal for a Third Party Acquisition that (I) the Board of Directors of Company determines in its good faith judgment (after receiving the advice of outside legal counsel and a financial adviser of nationally recognized reputation) is or could reasonably be expected to result in a Superior Proposal and (II) was made after the date hereof and did not result from a breach of this Section 6.10, Company and its representatives may, subject to compliance with this Section 6.10, provide information with respect to Company to, and engage in any negotiations or discussions with,  such Third Party, but only if (1) in the case of provision of information, prior to such provision of information (A) such Third Party shall have entered into a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement (and containing additional provisions that expressly permit Company to comply with the provisions of this Section 6.10); (B) any non-public information provided to such Third Party shall have been previously provided to Purchaser or shall be provided to Purchaser prior to or substantially concurrently with the time as it is provided to such Third Party; and (2)  the Board of Directors of Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.  Company, its subsidiaries and their respective officers, directors, employees, representatives and agents shall immediately cease and cause to be terminated any discussions or negotiations with any persons with respect to any Third Party Acquisition or any proposal, inquiry or offer reasonably likely to lead to a Third Party Acquisition and Company shall promptly request the prompt return or destruction of all confidential information previously furnished

(b)                                 Except as set forth in this Section 6.10(b), the Board of Directors of Company shall not (i) withdraw, change, qualify or modify or publicly propose to withdraw, change, qualify or modify the Company Recommendation, (ii) take any other action or make any public statement in connection with the Company Recommendation or the Merger that is inconsistent with the Company Recommendation, (iii) fail to recommend against acceptance of any tender offer or exchange offer for Company Common Stock within ten business days after the commencement of such offer, (iv) approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any Third Party Acquisition (any action described in clauses (i), (ii) or (iii) being referred to as a “Change in Company Recommendation”) or (iv) cause Company to enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, constituting or related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal or offer for a Third Party Acquisition(excluding a confidentiality agreement pursuant to Section 6.10(a)) (each, an “Alternative Acquisition Agreement”).  Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, if the Board of Directors of Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that, because of (i) the receipt of a written proposal for a Third Party Acquisition that it determines in good faith constitutes a Superior Proposal or (ii) the occurrence of an Intervening Event, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 6.10(b)), the Board of Directors of Company may make a Change in Company Recommendation and, in the event of a Superior Proposal, recommend such Superior Proposal (provided, that such Superior Proposal did not result from a breach of this Section 6.10), but only (i) after the fifth business day following Purchaser’s receipt of written notice from Company advising Purchaser that the Board of Directors of Company has received a Superior Proposal or that an Intervening Event has occurred, specifying, as applicable, (A) the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other transaction documents and any other correspondence containing terms and conditions with respect to such Superior Proposal (it being understood and agreed that any amendment to the terms or conditions of such Superior Proposal shall require a new written notice by Company and a new five business day period) or (B) the nature of the Intervening Event in reasonable detail and (ii) after causing its legal and financial advisors to negotiate with Purchaser in good faith during such five business day period (or any additional five business day period) to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Company to proceed with the Company Recommendation and not make a Change in Company Recommendation; provided, however, Company shall not be entitled to enter into any Alternative Acquisition Agreement or resolve, agree or publicly propose to take any such action unless and until the Company Stockholder Meeting (including any postponements and adjournments) has been held and this Agreement is terminated by its terms pursuant to Section 8.1 and Company has paid all amounts due to Purchaser pursuant to Section 8.3.

(c)                                  Nothing contained in this Agreement shall prevent Company or the Board of Directors of Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any legally required disclosure to the Company’s stockholders with regard to the transactions contemplated by this Agreement or a Third Party Acquisition (provided that neither Company nor its Board of Directors may recommend any Third Party Acquisition unless expressly permitted by this Section 6.10) or (iii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(d)                                 For the purposes of this Agreement, “Third Party Acquisition” means: (i) the acquisition, in one or a series of related transactions, of Company or any of its subsidiaries representing more than 15% of the consolidated total assets (including equity securities of the subsidiaries of Company) of Company and its subsidiaries taken as a whole, by merger, tender offer, exchange offer, consolidation, business combination or otherwise by any person or group other than Purchaser, Merger Sub or any affiliate thereof (a “Third Party”), (ii) the acquisition by a Third Party in any one or a series of transactions (including the acquisition of stock in any subsidiary of Company) of assets or businesses of Company or its subsidiaries, including pursuant to a joint venture or partnership, representing more than 15% of the consolidated total assets (including equity securities of the subsidiaries of Company) of Company and its subsidiaries taken as a whole or (iii) the acquisition by a Third Party in one or a series of related transactions in any manner (including by merger, tender offer, exchange offer, consolidation, business combination or otherwise) of beneficial ownership of 15% or more of the outstanding Company Common Stock or any other class of capital stock or voting power of Company or any resulting parent company of Company.

(e)                                  For purposes of this Agreement, a “Superior Proposal” means any bona fide unsolicited written proposal for a Third Party Acquisition that the Board of Directors of Company determines in its good faith judgment (after receiving the advice of a financial adviser of nationally recognized reputation) taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, (i) is more favorable to the stockholders of Company (other than Purchaser and its affiliates) from a financial point of view than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions proposed by Purchaser in an offer in response to such proposal and taking into account any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely to be completed on the terms proposed; provided, that for purposes of this definition of “Superior Proposal,” references in the term “Third Party Acquisition” to “15%” shall be deemed to be references to “100%.”

(f)                                   For purposes of this Agreement, an “Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable, to the Board of Directors of Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Company and (ii) does not relate to or involve a Third Party Acquisition.

(g)                                  From and after the date of this Agreement, Company promptly, and in any event within twenty-four hours of receipt, shall advise Purchaser in writing in the event Company or any subsidiary of Company or representatives receives any proposal for a Third Party Acquisition together with the terms and conditions of such proposal including the proposed buyer and a copy of any written documentation delivered to Company or its representatives in connection therewith.  Company shall keep Purchaser informed in all material respects on a timely basis of the status and details (including within twenty-four hours after the occurrence of any material amendment or modification) of any such proposal, including all material developments with respect to any such proposal, and without limiting any of the foregoing, Company shall promptly (and in any event within twenty-four hours) notify Purchaser in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a proposal for a Third Party Acquisition pursuant to Section 6.10(a) or 6.10(b).

(h)                                 Company shall promptly inform its representatives, and shall cause its subsidiaries promptly to inform their respective representatives of the obligations under this Section 6.10.

(i)                                     Company shall not take any action to exempt or agree to exempt any person (other than Purchaser, Merger Sub and their respective affiliates) from any Takeover Law.

6.11                        Takeover Laws.  No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law or similar law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.12                        Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company and its subsidiaries as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company and any subsidiaries.

6.13                        Notification of Certain Matters.  Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Company Material Adverse Effect, in the case of Company, or Purchaser Material Adverse Effect, in the case of Purchaser or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 6.13 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.14                        Stockholder Litigation.  Except in connection with any litigation between Company and Purchaser or their respective affiliates, Company shall cooperate and consult with Purchaser in the defense or settlement of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give due consideration to Purchaser’s advice with respect to such litigation, and no such settlement shall be offered or agreed to without Purchaser’s prior written consent.  In furtherance of and without in any way limiting the foregoing, Company shall use reasonable best efforts to prevail in any such litigation so as to permit the consummation of the Merger in the manner contemplated by this Agreement.

6.15                        Transition.  Commencing following the date hereof, and in all cases subject to applicable law, Company shall, and shall cause its subsidiaries to reasonably cooperate with Purchaser and its subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser; provided, that such integration process shall not in any way delay, impede or be a condition to the consummation of the Merger.

6.16                        Purchaser Consent.  Purchaser hereby agrees that promptly following satisfaction of each of the conditions set forth in Section 7.1 and Section 7.2 it shall waive, in accordance with Section 9.1 of the Credit Agreement, compliance by Company with the terms of Section 6.4 of the Credit Agreement solely to the extent required to permit the Merger and the Bank Merger to be consummated without constituting a default of Company thereunder.

6.17                        Letter Agreement.  The failure of the Letter Agreement to be in full force and effect in the form provided by Company to Purchaser prior to the execution of this Agreement at any time between the date of this Agreement and the Effective Time shall be deemed to be a failure of the closing condition set forth in Section 7.2(b).  For the avoidance of doubt, this Section 6.17 shall not be interpreted to prevent, and shall not prevent, the Company from effecting a Change in Company Recommendation in accordance with Section 6.10(b) or the termination of the Letter Agreement in accordance with its terms.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 Stock Exchange Listing.  The shares of Purchaser Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)                                  Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall have been issued and shall be in effect.

(e)                                  Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.  “Requisite Regulatory Approvals” means (1) the approval of the Federal Reserve Board, (2) the approval of the Texas Department of Banking and (3) if applicable, the expiration or early termination of the waiting period under the HSR Act, in each case required to consummate the Merger and the Bank Merger.

7.2                               Conditions to Obligations of Purchaser and Merger Sub.  The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall only be required to be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (other than the representations and warranties set forth in (i) the first four sentences of Section 3.3(a) and the penultimate sentence thereof, which shall be true and correct except to a de minimis extent (relative to the first four sentences of Section 3.3(a) and the penultimate sentence thereof taken as a whole), (ii) Sections 3.1, 3.4(a) and 3.19, which shall be true and correct in all material respects and (iii) Section 3.9(b), which shall be true and correct) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b)                                 Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c)                            Tax Opinion.  Purchaser shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub and Company.

(d)                                 Regulatory Conditions.  There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval, which imposes, contains or would result in the imposition of a Materially Burdensome Regulatory Condition.

7.3                               Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall only be required to be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (other than the representations and warranties set forth in (i) the first three sentences of Section 4.3(a), which shall be true and correct except to a de minimis extent  (relative to the first three sentences of Section 4.3(a) taken as a whole), (ii) Sections 4.1, 4.4(a) and 4.12, which shall be true and correct in all material respects and (iii) Sections 4.8(b) and 4.14 which shall be true and correct) has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Purchaser Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b)                                 Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)                            Tax Opinion.  Company shall have received an opinion of Davis Polk & Wardwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Davis Polk & Wardwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

(a)                                 by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b)                                 by either Company or Purchaser:

(i)                                     if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the Merger or the Bank Merger;

(ii)                                  if the Merger shall not have been consummated on or before the first anniversary of the date hereof (the “Outside Date”); provided that if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement such party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii);

(iii)                               if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(iv)                              if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c)                                  by Purchaser, if at any time prior to obtaining the Company Stockholder Approval, (i) the Board of Directors of Company has effected a Change in Company Recommendation or resolved to do the same or (ii) Company is in material breach of its obligations under Section 6.3 or Section 6.10 hereof;

(d)                                 by Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has granted the Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility, taking into account Purchaser’s obligations pursuant to Section 6.1, that such Requisite Regulatory Approval could be revised prior to the Outside Date so as not to contain or result in a Materially Burdensome Regulatory Condition unless the failure to obtain a Requisite Regulatory Approval without it containing a Materially Burdensome Regulatory Condition shall be due to any breach by Purchaser of this Agreement; provided that any termination pursuant to this Section 8.1(d) must be made within five days of the date on which Purchaser becomes aware of the existence of such Materially Burdensome Regulatory Condition unless Purchaser is in good faith continuing to challenge such Materially Burdensome Regulatory Condition, in which case Purchaser must exercise its right to terminate this Agreement pursuant to this Section 8.1(d) within 15 days of ceasing to contest in good faith such Materially Burdensome Regulatory Condition; or

The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                               Effect of Termination.  In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 to the extent it relates to surviving provisions, shall survive any termination of this Agreement, and (ii) notwithstanding anything in this Agreement to the contrary, except Section 8.3(c), neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement (which the parties acknowledge and agree shall not be limited to reimbursement of expenses and out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of Company).

8.3                               Fees and Expenses.

(a)                                 All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)                                 In the event that:

(i)                                     (x) prior to the Effective Time and after the date hereof, any person shall have made and not withdrawn a proposal for a Third Party Acquisition, which proposal has been publicly disclosed or made known to management of Company, or any person shall have publicly announced or made known to management of Company and not withdrawn at least ten business days’ prior to the Company Stockholders’ Meeting an intention (whether or not conditional) to make a proposal for a Third Party Acquisition, (y) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(ii) without the Company Stockholder Approval having been obtained or Section 8.1(b)(iv) or by Purchaser pursuant to Section 8.1(b)(iii) in the event that the breach of this Agreement by Company referenced therein is willful and (z) within twelve months after the termination of this Agreement, Company consummates a Third Party Acquisition or enters into any Alternative Acquisition Agreement (provided, that for purposes of the foregoing, the term “Third Party Acquisition” shall have the meaning assigned to such term in Section 6.10 except that references to “15%” in the definition of “Third Party Acquisition” shall be deemed to be references to “50%”); or

(ii)                                  this Agreement is terminated by Purchaser pursuant to Section 8.1(c),

then Company shall pay Purchaser, in immediately available funds, the Termination Fee (A) in the case of Section 8.3(b)(i), upon the earlier of the execution of an Alternative Acquisition Agreement with respect to, or the consummation of, such Third Party Acquisition, and (B) in the case of Section 8.3(b)(ii), within two business days of the termination of this Agreement.  In no event shall Company be obligated to pay Purchaser the Termination Fee on more than one occasion. “Termination Fee” means a cash amount equal to $8,000,000.

(c)                                  Company and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement.  The amounts payable by Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement specified in such sections.  Notwithstanding anything in this Agreement to the contrary, if Purchaser receives the Termination Fee from Company or any of its affiliates, such payment shall be sole and exclusive remedy of Purchaser against Company and its affiliates and representatives under this Agreement.  In the event that Company fails to pay when due any amounts payable under this Section 8.3, then Company shall reimburse Purchaser for (i) all costs and expenses (including disbursements and fees of counsel) reasonably incurred in connection with the collection of such overdue amount, and (ii) interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4                               Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors and the special committee of the the Board of Directors of Company appointed to evaluate the terms of the transactions contemplated by this Agreement (the “Special Committee”), at any time before or after the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5                               Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, and in the case of Company, the Special Committee, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount of or changes the form of consideration to be delivered to the holders of Company Common Stock hereunder or that otherwise required the approval of such shareholders under applicable law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, counsel to Purchaser, on a date which shall be no later than three business days after satisfaction or waiver (subject to applicable law) of the latest to be so satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3                               Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Company, to:

1201 Elm Street, Suite 3500

Dallas, Texas 75270
Attention:                       Allen R. Tubb, General Counsel
Facsimile:                       (214) 859-6020

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017
Attention:                       George R. Bason, Jr.
                                                                              H. Oliver Smith

William L. Taylor
Facsimile:                       (212) 701-5800

(b)                           if to Purchaser, to:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Attention:                             Corey G. Prestidge, General Counsel
Facsimile:                             (214) 580-5722

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:                             David E. Shapiro
                                                                                    Gordon S. Moodie

Mark F. Veblen

Facsimile:                             (212) 403-2000

9.4                               Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5                               Disclosure Schedule and SEC Document References.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Purchaser Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be readily apparent to a reasonable person who has read that reference and such representations and warranties (or covenants, as applicable), without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.  The mere inclusion of an item in either the Company Disclosure Schedule or the Purchaser Disclosure Schedule as an exception to a representation or warranty (or covenants, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

9.6                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7                               Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8                               Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of  Delaware, without regard to the conflicts of law rules of such state.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of

Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.3 shall be deemed effective service of process on such party.

9.9                               Waiver of Jury Trial.  Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.9.

9.10                        Publicity.  Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.11                        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), provided that after the Effective Date each of Purchaser and Merger Sub may assign any of its rights or obligations to any controlled affiliate of Purchaser provided that the assignor remains liable for all of its obligations hereunder.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns.  Except for Section 6.8, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this

Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.12                        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to an injunction or injunction to prevent breaches of this Agreement to enforce specifically the performance of the terms hereof (including the parties’ obligations to consummate the Merger) specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.  The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.

9.13                        Defined Terms.  For purposes of this Agreement the term:

(a)                                 “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b)                                 “business day” means any day other than a day on which the New York Stock Exchange is closed;

(c)                                  “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d)                                 “Credit Agreement” means the Credit Agreement dated as of July 29, 2011 among Company, Purchaser, Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P.;

(e)                                  “knowledge” means, with respect to any matter in question, the actual knowledge of any executive officer of Company or Purchaser, as the case may be;

(f)                                   “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(g)                                  “subsidiary” or “subsidiaries” of Company, Purchaser, Merger Sub or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Company, Purchaser, Merger Sub or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HILLTOP HOLDINGS INC.

By:	/s/ Jeremy B. Ford

	Name:	Jeremy B. Ford
	Title:	President and Chief Executive Officer

PERUNA LLC

By:	/s/ Jeremy B. Ford

	Name:	Jeremy B. Ford
	Title:	President

SWS GROUP, INC.

By:	/s/ James H. Ross

	Name:	James H. Ross
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]